Exhibit 10.2

August 16, 2006

"FIRST_NAME" "MIDDLE_NAME" "LAST_NAME"

"ADDRESS_LINE_1"

"CITY", "STATE" "ZIP_CODE"

RE: Letter Agreement dated "GRANT_DATE", Restricted Stock Number "NUM"

Grant of Restricted Stock (the "Agreement")

Dear "FIRST_NAME":

I am pleased to advise you that on "GRANT_DATE" (the "Date of Grant"), based on Company performance during 2005 and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") has approved a grant to you of a "Restricted Stock Award" (the "Award"). The Award provides you with the opportunity to earn "SHARES" shares of the Company's Common Stock.

The Award is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1) Award

The Company hereby grants to you an Award of "SHARES" shares of Common Stock, subject to the restrictions and other conditions set forth herein. Such shares are referred to in this Letter Agreement as the "Restricted Shares." Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(2) Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company. The Restricted Shares will vest and become transferable as follows: (a) 50% will vest on August 16, 2007; and (b) the remaining 50% of the Award will vest August 16, 2008.

(3) Termination of Employment

If your employment with the Company or any of its subsidiaries terminates due to your death, Disability or Retirement at or after your Normal Retirement Date, all restrictions will lapse and the Restricted Shares will become immediately vested and transferable in full. If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all non-vested Restricted Shares shall be immediately forfeited and all your rights thereunder shall terminate.

(4) Merger, Consolidation or Change in Control

In the event of a Change in Control, all restrictions will lapse and the Restricted Shares shall be vested and fully transferable. For purposes of this Letter Agreement, "Change in Control" shall be as defined in Section 14 of the Plan, provided that notwithstanding the provisions of Section 14(c) of the Plan relating to stockholder approval of a transaction constituting a Business Combination (as defined in Section 14(c)), a Change in Control with respect to a Business Combination shall not occur prior to the date of consummation of such transaction.

(5) Non-Transferability

This Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, otherwise than by will or by the laws of descent and distribution.

(6) Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants".

(7) Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have all of the rights of a stockholder with respect to the Shares, including, the right to vote the shares and to receive all cash dividends or other cash distributions paid or made available with respect to such shares. Any stock dividends or other in-kind dividends or distributions shall be held by the Company until the related Restricted Shares have become vested in accordance with this Award and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions related.

(8) Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, when cash dividends are paid prior to the time the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the tax code. Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check. Payment of withholding upon vesting of the shares will be accomplished through withholding by the Company of shares then vesting under this Award with a value equal to such minimum statutory withholding amount. Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises. Payment of withholding as a result of an 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9) Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan's "Summary Description" and the document entitled "General Information Regarding Restricted Share Grants". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10) Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. Nothing herein shall create any right for you to receive, or obligation on the part of the Company grant to you, any future Awards under the Plan. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11) Conformity with Plan

The Award is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan. Except as otherwise expressly provided herein, all definitions stated in the Plan shall be fully applicable to this Letter Agreement.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,

First Midwest Bancorp, Inc.